Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2003 relating to the financial statements and financial statement schedule of Churchill Downs Incorporated, which appears in the Churchill Downs Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

June 18, 2003

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